                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                           Oratec Interventions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68554M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_[ Rule 13d-1(b)

             [_] Rule 13d-1(c)

             [X] Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 2 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates
           I.R.S. #13-6300995
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     686,409
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     686,409

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           686,409
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 3 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates II, L.P.
           I.R.S. #13-3844754
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     621,348
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     621,348

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           621,348
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           2.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 4 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael C. Brooks
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     1,244
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     1,244

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,309,001
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 5 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph E. Casey
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     436
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     436

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,308,193
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 6 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Eric S. Copeland
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     436
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     436

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,308,193
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 7 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Anthony B. Evnin
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     21,625
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     21,625

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,329,382
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 8 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Thomas R. Frederick
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,308,678
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,308,678

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,308,678
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                     Page 9 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           David R. Hathaway
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     21,321
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     21,321

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,329,078
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 10 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Patrick F. Latterell
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     20,726
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     20,726

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,328,483
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 11 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bryan E. Roberts
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,307,757
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 12 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Ray A. Rothrock
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     19,025
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     19,025

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,326,782
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 13 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Kimberley A. Rummelsburg
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,310,847
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,310,847

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,310,847
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 14 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Anthony Sun
           ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     21,533
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     21,533

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,329,290
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 15 of 22 Pages
          ---------
------------------------                              --------------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael F. Tyrrell
           019-52-28-58
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
                                     3,486
       BENEFICIALLY
         OWNED BY
                             ---------------------------------------------------
           EACH              6       SHARED VOTING POWER
         REPORTING
                                     1,307,757
          PERSON
           WITH              ---------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     3,486

                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,307,757

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,311,243
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           5.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 16 of 22 Pages
          ---------
------------------------                              --------------------------

                  Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Bryan E. Roberts, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Oratec Interventions, Inc.

Item 1(a)         Name of Issuer
--------------------------------

                  Oratec Interventions, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices
-----------------------------------------------------------------

                  3700 Haven Court
                  Menlo Park, CA  94025

Item 2(a)         Name of Person Filing
---------------------------------------

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")

                  Michael C. Brooks
                  Joseph E. Casey
                  Eric S. Copeland
                  Anthony B. Evnin
                  Thomas R. Frederick
                  David R. Hathaway
                  Patrick F. Latterell
                  Bryan E. Roberts
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun
                  Michael F. Tyrrell

Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  New York Office:                    Menlo Park Office:

                  30 Rockefeller Plaza                2494 Sand Hill Road
                  Room 5508                           Suite 200
                  New York, NY 10112                  Menlo Park, CA 94025


Item 2(c)         Citizenship
-----------------------------

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, David
                  R. Hathaway, Patrick F. Latterell, Bryan E. Roberts, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II and are all citizens of the United States of America.

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  68554M108

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 17 of 22 Pages
          ---------
------------------------                              --------------------------


Item 3            Not applicable.
------

Item 4            Ownership
---------------------------

                  (a) and (b)

                  Venrock owns 686,409 shares or 3.0% of the outstanding shares of common stock. Venrock II owns 621,348 shares or 2.7% of the outstanding shares of common stock.

                  Michael C. Brooks beneficially owns 1,309,001 shares or 5.7% of the outstanding shares of common stock. Joseph E. Casey beneficially owns 1,308,193 shares or 5.7% of the outstanding shares of common stock. Eric S. Copeland beneficially owns 1,308,193 shares or 5.7% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 1,329,382 shares or 5.8% of the outstanding shares of common stock. Thomas R. Frederick beneficially owns 1,308,678 shares or 5.7% of the outstanding shares of common stock. David R. Hathaway beneficially owns 1,329,078 shares or 5.8% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 1,328,483 shares or 5.8% of the outstanding shares of common stock. Bryan E. Roberts beneficially owns 1,307,757 shares or 5.7% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 1,326,782 shares or 5.7% of the outstanding shares of common stock. Kimberly A. Rummelsberg beneficially owns 1,310,847 shares or 5.7% of the outstanding shares of common stock. Anthony Sun beneficially owns 1,329,290 shares or 5.8% of the outstanding shares of common stock. Michael F. Tyrrell beneficially owns 1,311,243 shares or 5.7% of the outstanding shares of common stock.

                  (c)

                  Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 686,409 shares of common stock. Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 621,348 shares of common stock.

                  Michael C. Brooks has sole voting and dispositive power over 1,244 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Joseph E. Casey has sole voting and dispositive power over 436 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Eric S. Copeland has sole voting and dispositive power over 436 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 21,625 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Thomas R. Frederick has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,308,678 shares of common stock. David R. Hathaway has sole voting and dispositive power over 21,321 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 20,726 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Bryan
                  E. Roberts has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 19,025 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Kimberly A. Rummelsberg has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,310,847 shares of common stock. Anthony Sun has sole voting and dispositive power over 21,533 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock. Michael F. Tyrrell has sole voting and dispositive power over 3,486 shares of common stock and shared voting and dispositive power over 1,307,757 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 18 of 22 Pages
          ---------
------------------------                              --------------------------


Item 6            Ownership of More than Five Percent of Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------

                  No person, other than the General Partners of Venrock and Venrock II has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7            Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company
                  ---------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  This schedule is being filed pursuant to Rule 13d-1(d). The identities of the twelve General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not applicable.

Item 10           Certification
-------------------------------

                  Not applicable.

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 19 of 22 Pages
          ---------
------------------------                              --------------------------


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2002                   VENROCK ASSOCIATES

                                    By:      /s/  Anthony B. Evnin
                                             -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2002                           VENROCK ASSOCIATES II, L.P.

                                    By:      /s/  Anthony B. Evnin
                                             -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2002                   GENERAL PARTNERS

                                                               *
                                            ------------------------------------
                                            Michael C. Brooks

                                                               *
                                            ------------------------------------
                                            Joseph E. Casey

                                                               *
                                            ------------------------------------
                                            Eric S. Copeland

                                                               *
                                            ------------------------------------
                                            Anthony B. Evnin

                                                               *
                                            ------------------------------------
                                            Thomas R. Frederick

                                                               *
                                            ------------------------------------
                                            David R. Hathaway

                                                               *
                                            ------------------------------------
                                            Patrick F. Latterell

                                            /s/ Bryan E. Roberts
                                            ------------------------------------
                                            Bryan E. Roberts

                                                               *
                                            ------------------------------------
                                            Ray A. Rothrock

                                                               *
                                            ------------------------------------
                                            Kimberley A. Rummelsburg

                                                               *
                                            ------------------------------------
                                            Anthony Sun

                                                               *
                                            ------------------------------------
                                            Michael F. Tyrrell

* By:    /s/ Anthony B. Evnin
         -----------------------------
         Anthony  B. Evnin
         Attorney-in-Fact

------------------------                              --------------------------
CUSIP No. 68554M108                   13G                    Page 20 of 22 Pages
          ---------
------------------------                              --------------------------


                                  Exhibit Index

Exhibit No.                                                                        Page No.
-----------                                                                        --------
   24.1         Power of Attorney dated as of February 14, 2001 granted by           21
                certain of the General Partners in favor of Anthony B. Evnin and Anthony Sun

   99.1         Agreement pursuant to 13d-1(k)(1) among Venrock Associates           22
                and Venrock Associates II, L.P. and the General Partners
                thereof